SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2001

THE DOW CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 (Commission File Number)	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan 48674
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (517) 636-1000

Not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events

The Dow Chemical Company issued a press release on February 6, 2001, the text of which is as follows.

DOW COMPLETES MERGER WITH UNION CARBIDE;
ANNOUNCES AMOUNTS AND RECORD DATES
FOR PRO RATA DIVIDENDS

(MIDLAND, Mich., February 6, 2001) – The Dow Chemical Company announced that it has completed its merger with Union Carbide Corporation. Additionally, the companies announced the amounts, record dates and payable dates of the pro rata dividends that will be paid shortly to Dow and Union Carbide stockholders.

Dow and Union Carbide had announced on January 31, 2001, that in order to comply with the merger agreement, pro rata dividends would be paid to their respective stockholders.

Dow will pay two pro rata dividends that together total Dow’s current quarterly dividend rate of $0.29 per share:

  The first pro rata dividend of $0.12110 per share is payable on March 1, 2001 to Dow stockholders of record on February 5, 2001 (the day preceding the effective date of the merger).
  The second pro rata dividend of $0.16890 per share is payable on April 30, 2001 to Dow stockholders of record on March 30, 2001.
  These two pro rata dividends replace Dow’s usual quarterly dividend. This is the 357th consecutive quarter in which the company has issued a dividend. Since 1912, Dow has paid a dividend every quarter and has maintained or increased the quarterly dividend amount throughout that time.

  Union Carbide stock will cease to trade at the close of business today. Union Carbide stockholders are eligible for the following dividends:

    A pro rata dividend of $0.20275 is payable on March 1, 2001 to Union Carbide stockholders of record on February 5, 2001 (the day preceding the effective date of the merger).
    Union Carbide stockholders became Dow stockholders when the merger closed and will receive 1.611 shares for every Union Carbide share they hold. Therefore, they will be eligible for the second pro rata Dow dividend, as described above, if they remain Dow stockholders of record on March 30, 2001.

  With the completion of the merger, Dow continues to be headquartered in Midland, Mich., and to operate as The Dow Chemical Company. Union Carbide is now a wholly owned subsidiary of Dow.

  Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $28 billion, Dow serves customers in more than 160 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 50,000 employees seek to balance economic, environmental and social responsibilities.

  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  THE DOW CHEMICAL COMPANY
  Registrant

  /S/ FRANK H. BROD
  By: Frank H. Brod
  Title: Vice President and Controller
  Date: February 6, 2001